Exhibit 99.1

Rightside™ Announces Third Quarter 2014 Financial Results

Domain Name Services Revenue Increases 15% Year-over-Year

Total Revenue Growth of 7% Year-over-Year

33 gTLD Registry Operator Agreements Signed to Date

KIRKLAND, Wash., November 6, 2014 -- (GLOBENEWSWIRE) -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the third quarter ended September 30, 2014.

“Rightside’s solid growth in domain name services revenue for the third quarter demonstrates accelerating momentum through our vertically integrated registry-registrar platform and validates our margin expansion opportunity through new gTLDs,” said Chief Executive Officer Taryn Naidu.  “Rightside Registry now has 23 owned and operated gTLDs in ‘general availability’ with five more expected to launch before year-end.  At the same time, the organic revenue growth in our registrar business remains robust as our domain registrations continue to increase.    After only three months as a stand-alone company, the foundation for growth that we put in place for Rightside is beginning to show its long-term potential.”

Financial Summary

(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Domain name services	$41,332	$36,034	$118,432	$104,366
Aftermarket and other	7,442	9,472	21,583	35,254
Total revenue	$48,774	$45,506	$140,015	$139,620
Gain on other assets, net	$(8,558)	$(1,336)	$(14,303)	$(2,565)
Income (loss) before income taxes	$2,489	$(3,928)	$(4,964)	$(6,907)
Income tax benefit	(1,608)	(1,366)	(1,650)	(1,930)
Net income (loss)	$4,097	$(2,562)	$(3,314)	$(4,977)
Adjusted EBITDA (1)	$(593)	$805	$(3,648)	$8,884

(1)	This Non-GAAP financial measure is described below and reconciled to GAAP net income (loss) in the accompanying table.
•

Domain name services revenue for the three months ended September 30, 2014 increased 15% to $41.3 million compared to $36.0 million for the same period in 2013.  Organic growth of 10.5%, which excludes the acquisition related benefit from Name.com, was primarily due to an increase in domain name registrations associated with the continued onboarding of eNom wholesale partners.

•

Aftermarket and other revenue for the three months ended September 30, 2014 decreased to $7.4 million compared to $9.5 million for the same period in 2013, primarily due to a decrease in the sales of domain names owned by Rightside.  On a sequential quarterly basis, the Aftermarket business was consistent with and performed favorably as compared to the stabilized level of $7 million for each of the first two quarters of 2014.

•	Total revenue for the three months ended September 30, 2014 increased 7% to $48.8 million compared to $45.5 million for the same period in 2013.

•	During the third quarter of 2014, Rightside recorded a gain on other assets, net of $8.6 million representing the gain on withdrawals of its interest in seven gTLD applications during the period.
•	During the third quarter of 2014, Rightside recorded an income tax benefit of $1.6 million resulting from taxable losses in the U.S. during the period.
•	Net income for the three months ended September 30, 2014 was $4.1 million compared to a net loss of $2.6 million for the same period in 2013.
•

Adjusted EBITDA for the three months ended September 30, 2014 was ($0.6 million), compared to Adjusted EBITDA of $0.8 million for the same period in 2013. The change was primarily due to the decrease in Aftermarket and other revenue described above.

Business Highlights

•

Rightside has signed registry operator agreements with ICANN for 33 gTLDs to date, including four gTLDs added during the third quarter of 2014,  and has an interest in approximately 40 additional gTLD applications that have yet to be awarded to their ultimate registry operator.

•	Rightside Registry launched eight new gTLDs into “general availability” during the third quarter of 2014 and now has distribution agreements with over 90 leading registrars to distribute its gTLDs.
•

As of September 30, 2014, 15 of Rightside’s owned and operated gTLDs were in “general availability” for an average of just 89 days each, but had generated over 80,000 registrations with almost $2.5 million in total cash sales.

•	Rightside expects to have 28 gTLDs in “general availability” by year-end 2014.
•

With 16 million total domains under management as of September 30, 2014, including over 2 million domain names registered through its own retail outlets, Rightside remains one of the world’s largest registrars.

•	Rightside signed agreements with vertical industry partners to integrate its technology and distribute its gTLDs, expanding its reach in key markets like legal and music.

Operating Metrics

	Three months ended
	September 30,				%
	2014		2013		Change
End of period domains (1)	15.8	MM	14.4	MM	9%
Average revenue per domain (2)	$10.56		$10.12		4%
Renewal rate (3)	72.5%		69.5%

(1)	A domain is defined as an individual domain name registered by a third-party customer on Rightside’s registrar platforms for which Rightside has begun to recognize revenue.
(2)

Average revenue per domain is calculated by dividing domain name services revenue for a period by the average number of domains registered on Rightside’s registrar platforms in that period.  Average revenue per domain for partial year periods is annualized.

(3)	The renewal rate is defined as the percentage of domain names on Rightside’s registrar platforms that are renewed after their original term expires.

Liquidity and Capital Resources

•	As of September 30, 2014, Rightside had cash and cash equivalents of $50.9 million, compared to $26.1 million as of its spin-off from Demand Media, Inc. on August 1, 2014.

•

As of September 30, 2014, Rightside had $11 million of Letters of Credit outstanding under its $30 million revolving credit facility with Silicon Valley Bank, which was established on August 1, 2014 and matures in August 2017.

•

As of September 30, 2014, Rightside had fully drawn its $30 million term loan credit facility with certain funds managed by Tennenbaum Capital Partners, LLC, which was established on August 6, 2014 and matures in August 2019.

Business Outlook

The following forward-looking information includes certain projections made by Rightside management as of the date of this press release. Rightside does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. The factors that may affect results include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other risk factors are discussed in more detail in Rightside’s filings with the Securities and Exchange Commission.

Rightside reiterates the projections made in its second quarter 2014 financial results press release dated August 7, 2014, narrowing its projected total revenue range.  In 2014, Rightside expects the following:

•	Total revenue of $188 million to $192 million for 2014 ($185 million to $195 million projected previously)
•	Adjusted EBITDA at break-even for the fourth quarter of 2014
•	Registry Services revenue in the low single-digit millions of dollars for 2014

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, November 6, 2014, at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time):

•	Live conference call: 844-413-1777 (domestic) or 716-247-5761 (international)
•	Conference call replay available through November 13, 2014: 855-859-2056 (domestic) or 404-537-3406 (international)
•	Conference ID: 24333779
•	Live and archived webcast: http://investors.rightside.co

About Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) adjusted for interest, income taxes,  gain on sale of marketable securities, gain on other assets, net, depreciation and amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs. Acquisition and realignment costs include legal, accounting and other professional fees directly attributable to acquisition activity as well as employee severance and other payments in connection with corporate realignment activities. Adjusted EBITDA is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP net income (loss). A reconciliation of GAAP net income (loss) to Adjusted EBITDA can be found in the accompanying table. Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplement.

About Rightside

Rightside™ inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to some of the most admired brands in the industry, including eNom,  Name.com, and NameJet (in partnership with Web.com). Headquartered in Kirkland, WA, Rightside has offices in North America, Europe and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, Rightside’s expected total revenue, Adjusted EBITDA, registry services revenue and the number of gTLDs it expects to have in “general availability.” Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others:  revenue and growth expectations for Rightside following its separation from Demand Media, Inc.; the ability of Rightside to operate as an independent entity following the separation; Rightside’s ability to successfully pursue, acquire and operate new gTLD registries; the impact on Rightside’s registry business given its limited experience in providing back-end infrastructure services to new and existing registries; the impact of any delays or limitations in the launch of new gTLDs; Rightside’s ability to successfully market and sell its gTLDs; and the difficulty in predicting and developing consumer demand for new gTLDs. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission on July 14, 2014.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Investor Contacts

Financial Profiles

Kristen Papke, 206.623.2233

Lisa Mueller, 310.622.8231

rightside@financialprofiles.rocks

Statements of Operations

(in thousands except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$48,774	$45,506	$140,015	$139,620
Service costs	41,550	37,232	119,612	108,661
Sales and marketing	2,239	2,426	7,210	7,790
Product development	2,667	2,620	9,592	7,865
General and administrative	5,690	6,590	17,869	18,639
Amortization of intangible assets	1,931	1,877	5,530	6,093
Gain on other assets, net	(8,558)	(1,336)	(14,303)	(2,565)
Interest expense	701	-	701	-
Other expense (income), net	65	25	(1,232)	44
Income (loss) before income taxes	2,489	(3,928)	(4,964)	(6,907)
Income tax benefit	(1,608)	(1,366)	(1,650)	(1,930)
Net income (loss)	$4,097	$(2,562)	$(3,314)	$(4,977)

Net income (loss) per share attributable to common stockholders
Basic	$0.22	$(0.14)	$(0.18)	$(0.27)
Diluted	$0.22	$(0.14)	$(0.18)	$(0.27)

Weighted average shares used in computing net income (loss) per share
Basic	18,444	18,413	18,424	18,413
Diluted	18,488	18,413	18,424	18,413

Balance Sheets

(in thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$50,887	$66,833
Accounts receivable, net	19,378	9,176
Prepaid expenses and other current assets	6,006	4,395
Deferred registration costs	73,491	66,273
Total current assets	149,762	146,677
Deferred registration costs	14,309	12,514
Property and equipment, net	11,213	14,456
Intangible assets, net	22,049	15,268
Goodwill	103,042	103,042
Deferred tax assets	8,076	6,314
gTLD deposits	25,765	21,252
Other assets	4,731	1,998
Total assets	$338,947	$321,521

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,723	$7,585
Accrued expenses and other current liabilities	20,482	18,787
Debt, current portion	1,125	-
Deferred tax liabilities	26,642	24,157
Deferred revenue	92,486	80,999
Total current liabilities	148,458	131,528
Deferred revenue	18,760	16,544
Debt, less current portion	24,573	-
Other liabilities	1,052	693
Total liabilities	192,843	148,765
Total stockholders' equity	146,104	172,756
Total liabilities and stockholders' equity	$338,947	$321,521

Summarized Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended
	September 30,
	2014	2013
Net loss	$(3,314)	$(4,977)

Net cash provided by (used in) operating activities	$(1,961)	$8,541
Net cash used in investing activities	(12,994)	(7,005)
Net cash provided by (used in) financing activities	(991)	16,607
Change in cash and cash equivalents	(15,946)	18,143
Cash and cash equivalents, beginning of period	66,833	40,593
Cash and cash equivalents, end of period	$50,887	$58,736

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss)	$4,097	$(2,562)	$(3,314)	$(4,977)
Add (deduct):
Income tax benefit	(1,608)	(1,366)	(1,650)	(1,930)
Gain on sale of marketable securities	-	-	(1,362)	-
Gain on other assets, net (1)	(8,558)	(1,336)	(14,303)	(2,565)
Interest expense	701	-	701	-
Depreciation and amortization	3,620	3,565	11,560	11,054
Stock-based compensation	1,155	2,504	4,426	7,271
Acquisition and realignment costs (2)	-	-	294	31
Adjusted EBITDA	$(593)	$805	$(3,648)	$8,884

(1)	Net gains on withdrawals of interest in gTLD applications, included in gain on other assets, net.
(2)

Acquisition and realignment costs included employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.